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                                  EXHIBIT 2.1

                    STOCK PURCHASE AND STANDSTILL AGREEMENT


         STOCK PURCHASE AND STANDSTILL AGREEMENT, dated as of August 25, 1995, by and between UNITED FOODS, INC., a Delaware corporation (the "Company"), and THE BAUPOST GROUP, INC., a Massachusetts corporation (the "Seller").

                                    RECITALS

         The Seller owns, of record, as of the date hereof and as of the Closing Date (as hereinafter defined) 692,169 shares of Class A Common Stock, par value $1.00 per share, of the Company (the "Class A Common Stock") and 154,100 shares of Class B Common Stock, par value $1.00 per share, of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock").

         The Seller wishes to sell to the Company, and the Company wishes to purchase from the Seller, on the terms and for the consideration set forth herein, all shares of Common Stock owned by the Seller on the Closing Date.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Purchase and Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Seller will sell to the Company, and the Company will purchase from the Seller, all shares of Common Stock owned beneficially or of record by the Seller as of the date hereof and as of the Closing Date (the "Shares") for a purchase price of two dollars and twenty-five cents ($2.25) per share (the "Purchase Price"). The Seller hereby represents to the Company that the Shares consist solely of 692,169 shares of Class A Common Stock and 154,100 shares of Class B Common Stock. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Seller will deliver to the Company stock certificates duly endorsed for transfer, or accompanied by stock transfer powers duly executed in blank, representing all of the Shares, and the Company will deliver to the Seller cash in the amount of one million, nine hundred four thousand, one hundred five dollars and twenty-five cents ($1,904,105.25) by wire transfer of immediately available funds to an account designated by the Seller, in full payment of the Purchase Price.

         2. Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement shall take place at the offices of Bass, Berry & Sims, First American Center, Nashville, Tennessee 37238 on the 31st day of October, 1995, or such other date mutually agreed upon by the Company and the Seller (such 31st day of October, 1995 or, if so agreed, such other date, the "Closing Date").

         3. Representations and Warranties of the Seller. As a condition to the entry into this Agreement and as part of the consideration bargained for by the Company, the Seller hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:


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                 (a)  The Seller is a corporation duly organized, validly
                      existing and in good standing under the laws of the Commonwealth of Massachusetts;

                 (b) The Seller has full corporate power and authority to enter into this Agreement and perform its obligations hereunder;

                 (c) This Agreement has been duly executed and delivered by the Seller and is valid and binding on the Seller in accordance with its terms;

                 (d) The Seller owns of record, free and clear of any liens, security interests, pledge agreements, restrictions, refusal rights, options, voting agreements, proxies, other third party rights, conditional sales agreements or encumbrances of any kind (other than the restrictions set forth in this Agreement) all of the Shares, and the beneficial owners of the Shares are all accounts of the Seller as to which the Seller has discretionary investment authority, including the power to transfer the Shares as provided in this Agreement;

                 (e) None of the Shares were purchased by the Seller within the six months immediately prior to the date hereof and the Seller has not made any other purchases of any securities of the Company within such six month period; and

                 (f) Except for the Shares, the Seller owns no shares of capital stock or other securities of the Company and is not party to any agreement (other than this Agreement) with respect to the Shares or any other shares of capital stock or other securities of the Company.
        4. Representations and Warranties of the Company. As a condition to the entry into this Agreement and as part of the consideration bargained for by the Seller, the Company hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and

                 (b) This Agreement has been duly executed and delivered by the Company and is valid and binding on the Company in accordance with its terms, subject to the approval of the Company's Board of Directors as provided in Section 5(a)(iii) of this Agreement.

         5.      Conditions to Closing.

                 (a) The obligations of the Company to purchase the Shares from the Seller on the Closing Date are subject to the fulfillment of the following conditions:

                      (i) Receipt by the Company of stock certificates representing the Shares, duly endorsed for transfer or accompanied by stock powers duly executed in blank as provided Section 1 of this Agreement;



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                      (ii)  Receipt by the Company of a certificate of an
                            officer of the Seller, certifying the accuracy of the Seller's representations in this Agreement;

                      (iii) Approval of this Agreement by the Company's Board
                            of Directors; and

                      (iv) Receipt by the Company of the consent of its lenders to the transactions contemplated by this Agreement.

         In the event that the Company's Board of Directors votes against the approval of this Agreement, the Company may terminate this Agreement without any liability on the part of the Company, by giving written notice to the Seller by September 15th, 1995. In the event that either of the conditions set forth in Section 5(a)(iii) or 5(a)(iv) of this Agreement have not been fulfilled by September 15, 1995, the Seller may terminate this Agreement without any liability on the part of the Seller or the Company by giving written notice to the Company. In the event that either of the conditions set forth in Section 5(a)(iii) or 5(a)(iv) of this Agreement have not been fulfilled by October 31, l995 (or any subsequent date as to which the Seller and the Company may hereafter agree in writing), this Agreement shall terminate automatically without any liability on the part of the Company.

                 (b) The obligations of the Seller to sell the Shares to the Company on the Closing Date are subject to the fulfillment of the following conditions:

                      (i) Receipt by the Seller of the Purchase Price as provided in Section 1 of this Agreement; and

                      (ii) Receipt by the Seller of a certificate of an officer
                           of the Company certifying the accuracy of the Company's representations in this Agreement.

         6. Restrictions on Other Transactio. Until the fifth anniversary of the Closing Date, neither the Seller nor any of its Affiliates (as hereinafter defined) will, directly or indirectly:

                 (a) Acquire, or offer or propose to acquire, beneficial ownership of any shares of Common Stock or other securities of the Company;

                 (b) Solicit proxies, seek to induce any other person, firm, corporation or other entity to solicit proxies, or become a "participant" in a "solicitation" of proxies, as those terms are defined in Item 4 of Schedule 14A and Rule 14a-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in respect of any shares of capital stock of the Company or call any stockholders meeting or initiate or propose, or otherwise solicit stockholders of the Company to approve or disapprove, any stockholder proposal;

                 (c) Enter into any stockholders' agreement or other agreement of similar effect or deposit any securities in a voting trust or subject such securities to a



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                      voting trust agreement or any other agreement of similar
                      effect with respect to the Company;

                 (d) Execute a written consent of stockholders of the Company for any purpose;

                 (e) Take any action (or permit any investment banker, attorney, accountant or any other representative retained by the Seller or any of its Affiliates to take any action on behalf of the Seller or any of its Affiliates), directly or indirectly, to (i) acquire or affect control of the Company, (ii) participate in or affect the management of the Company, (iii) participate in, or encourage the formation of, any Group (as defined in Rule 13d-5 under the Exchange Act) with respect to any shares of capital stock of the Company or (iv) initiate contact with any person or entity in an effort to solicit, encourage or assist that person or entity in any proposal for a merger or other business combination involving the Company or for the acquisition of any of the Company's equity or any of the Company's assets; or

                 (f) Enter into any oral or written contract, arrangement or understanding (including, without limitation, any contract, arrangement or understanding referred to in
                      Item 6 of Schedule 13D under the Exchange Act) with respect to any of the foregoing.

         For purposes of this Agreement, the term "Affiliates" means (a) any officer or director of the Seller, (b) any person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Seller, (c) any membeof the immediate family of any person referred to in clauses (a) or (b) of this sentence, or (d) any person or entity that owns, directly or indirectly through one or more intermediaries, more than ten percent (10%) of the outstanding shares of common stock of the Seller or any entity referred to in clause (b) of this sentence.

         7. Seller's Right to Terminate. In the event that between the date hereof and the Closing Date there occurs (i) the announcement or making of a tender offer for the Common Stock, or (ii) a merger, acquisition or other corporate transaction involving the Company (other than the transaction contemplated by this Agreement), the Seller may terminate this Agreement without any liability on the part of the Seller or the Company by giving written notice to the Company

         8. Assignment; Benefit. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, assigns, executors, administrators or successors. Neither the Company nor the Seller shall assign its respective rights or obligations under this Agreement without the written consent of the other party.

         9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.



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         10.     Notices. All notices or other communications required or
permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

         If to the Company, to:

                 United Foods, Inc.
                 Ten Pictsweet Drive
                 Bells, Tennessee 38006
                 Attention: James I. Tankersley

         With a copy to:

                 Bass, Berry & Sims
                 2700 First American Center
                 Nashville, Tennessee 37228
                 Attention: James H. Cheek III

         If to the Seller, to

                 The Baupost Group, Inc.
                 44 Brattle Street
                 P.O. Box 389125
                 Cambridge, Massachusetts 02238-9125
                 Attention:  Seth Klarman


         With a copy to:

                 Ropes & Gray
                 1 International Place
                 Boston, MA 02110
                 Attention: Gregory D. Sheehan

or to such other address as such party may indicate by a notice delivered to the other party hereto.

         11. Entire Agreement; Integration. This Agreement supersedes all prior agreement between or among any of the parties hereto with respect to the subject matter contained herein and therein, and such agreement embody the entire understanding among the parties relating to such subject matter.

         12. Injunctive Relief. Each of the parties hereto acknowledges that in the event of a breach by any of them of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties therefore agrees that in the event of such a breach hereof the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach hereof. By seeking or obtaining any such relief, the aggrieved party shall nobe precluded from seeking or obtaining any other relief to which it may be entitled.


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         13.     Section Headings. Section headings are for convenience of
reference only and shall not affect the meaning of any provision of this Agreement.

         14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which shall together constitute one and the same instrument. All signatures need not be on the same counterpart.

         15. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement, unless the result thereof would be unreasonable, in which case the parties hereto shall negotiate in good faith as to appropriate amendments hereto.

         16. Brokerage. Each party hereby represents to the other party that there are no claims for any finder's fee, brokerage fee or other like payments in connection with this Agreement or the transactions contemplated hereby arising from the action of such party and hereby agrees to hold the other party harmless from, and indemnify the other party against, any such claims that may arise.

         17. Amendment and Waiver. This Agreement may be amended, and the observance of any term hereof may be waived, with (and only with) the written consent of the Company and the Seller.

         18. Attorney's Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees (including any fees incurred in any appeal) in addition to its costs and expenses and any other available remedy.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first written above.


                                            UNITED FOODS, INC.


                                            By:  /s/ James I. Tankersley
                                               ------------------------------

                                            Its:  Chairman
                                                 ------------------------------


                                            THE BAUPOST GROUP, INC.

                                            By:  /s/ Seth A. Klarman
                                                 ------------------------------

                                            Its:  President
                                                 ------------------------------



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